SECURED PROMISSORY NOTE

$51,000

July 26, 2007

FOR VALUE RECEIVED, the undersigned Wave Uranium Holding, a Nevada corporation ("Maker") promises to pay to the order of Panthera Advisers Bridge Fund LLC ("Lender"), at its principal office, or at such other place as may be designated in writing by the holders of this Promissory Note ("Note"), the principal sum of FIFTY ONE THOUSAND AND 00/100 DOLLARS ($51,000) (the "Principal Sum").  The unpaid Principal Sum, together with all other amounts advanced from time to time by Lender,  shall bear interest at 12% until paid. In addition to the interest payment, Lender also agrees to issue to Holder 51,000 restricted shares of common stock of Lender (after giving effect to the forward stock split).

The unpaid Principal Sum and all accrued but unpaid interest thereon shall be due and payable on or before September 30, 2007. This Note is secured by a Security Agreement of even date herewith in which the Maker is referred to as Debtor and the Lender is referred to as Secured Party.

All payments to be made under this Note shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment.

In the event that an action is instituted to collect this Note, or any portion thereof, Maker promises to pay all costs of collection, including but not limited to reasonable attorneys' fees, court costs, and such other sums as the court may establish.

In the event of a default under this Note when due, then the holder of this Note, at its election, may declare the entire unpaid Principal Sum and all accrued but unpaid interest thereon immediately due and payable.

Every provision hereof is intended to be several.  If any provision of this Note is determined, by a court of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions hereof, which shall remain binding and enforceable.

This Note is made in the State of Nevada and it is mutually agreed that Nevada law shall apply to the interpretation of the terms and conditions of this Note.

All agreements between the holder of this Note and Maker are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of deferment or acceleration of the maturity of this Note or otherwise, shall the rate of interest hereunder exceed the maximum permissible under applicable law with respect to the holder.  If, from any circumstances whatsoever, the rate of interest resulting from the payment and/or accrual of any amount of interest hereunder, at any time that payment of interest is due and/or at any time that interest is accrued, shall exceed the limits prescribed by such applicable law, then the payment and/or accrual of such interest shall be reduced to that resulting from the maximum rate of interest permissible under such applicable law.  This provision shall never be superseded or waived.

The makers, endorsers, and/or guarantors of this Note do hereby severally waive presentment, demand, protest and notices of protest, demand, dishonor and nonpayment.

IN WITNESS WHEREOF, this instrument is executed as of the date first hereinabove set forth.

WAVE URANIUM HOLDING

______________________________

Cady L. Johnson, President